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CROWN CRAFTS, INC.
(Name of Registrant as Specified in its Charter)
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
CHANNEL PARTNERSHIP II, L.P.
WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN
NELSON OBUS
JOSHUA H. LANDES
JON C. BIRO
MELVIN L. KEATING

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:
Eric Berman | 212-521-4894
Donald C Cutler | 212-521-4840
of Kekst and Company

WYNNEFIELD GROUP URGES CROWN CRAFTS STOCKHOLDERS
TO ELECT TWO DIRECTORS TO BOARD

- Issues Letter to Stockholders Urging Vote on the GOLD Card for Change -

NEW YORK, NY, July 19, 2010 — The Wynnefield Group, the largest stockholder in Crown Crafts, Inc. (NASDAQ: CRWS), today sent the following letter to Crown Crafts stockholders in connection with the Company’s August 10, 2010 annual meeting of stockholders:

WYNNEFIELD GROUP
450 SEVENTH AVENUE, SUITE 509
NEW YORK, NY 10123

July 19, 2010

VOTE THE ENCLOSED GOLD PROXY CARD TODAY!

Dear Fellow Crown Crafts Stockholder:

We are writing to urge you to take action to protect your investment in Crown Crafts stock from a management-endorsed Board majority who seems more interested in protecting the status quo than growing the value of your investment. We are the Wynnefield Group, Crown Crafts’ largest stockholder, owning 1,573,573 shares or approximately 17% of the Company’s outstanding shares. As Crown Crafts stockholders for more than 14 years, we have had enough.

We are nominating two highly qualified independent directors, Jon C. Biro and Melvin L. Keating, to the Company’s Board of Directors. Although they will only constitute a minority of the Board, our Nominees are committed to working constructively to design and implement both a strategic plan and the corporate governance changes necessary to increase value for all stockholders. Vote the GOLD proxy card for nominees who will work to enhance value for all stockholders and not merely serve the interests of management and the management-endorsed Board majority.

THE CURRENT BOARD AND MANAGEMENT ARE RUNNING THE COMPANY
FOR THEIR OWN BENEFIT…TO THE DETRIMENT OF STOCKHOLDERS

While the Board awards itself and management with lavish compensation and severance arrangements, Crown Crafts’ stock has underperformed. The Company faces pressing business and governance issues which the management-endorsed Board majority has failed to address. Unless you act, we believe stockholders face potentially even more lost value.

Current Board Maintains Status Quo to Benefit Itself and Management. We believe the current management-endorsed Board majority has failed to effectively oversee management, while instead supporting management’s self-serving agenda of maintaining the status quo.This Board has neither publicly disclosed the results of a strategic review nor has it implemented any strategic plan which has resulted in growing stockholder value. The Company’s recent announcement that it will enter the highly competitive pet products industry, in which it has no proven expertise, is disingenuously hailed by management as a major strategic initiative. In our view, this small pet product line diversification is not likely to have any significant positive impact on revenues, profits or stockholder value.

Board’s Interests Not Aligned with Stockholders’. Although many current management-endorsed non-employee Board members have been on the Board for over eight years, they only hold approximately 2% of the outstanding voting stock, mostly the result of free equity awards.

o

Notwithstanding the Company’s policy, as outlined in its recent proxy statement, that with respect to executive compensation, “there should be a significant equity-based component because it best aligns the executives’ interests with those of the Company’s stockholders,” none of the fiscal year 2010 compensation paid to the Company’s CEO consisted of equity-based awards and only 11% of the fiscal year 2010 compensation paid to the Company’s other named executives consisted of equity-based awards.

No Articulated Strategic Plan. At our urging in 2008, the Company created a Strategic Review Committee, but the Board never publicly communicated to stockholders the results, nature or extent of its review, whether it retained an independent qualified financial advisor or if it’s work had been completed – let alone whether a serious review was ever conducted. The Board has left stockholders in the dark.

o

Now, only in the wake of the Wynnefield Group’s announced intention to nominate independent directors to the Board, the Company has proclaimed that the Board had adopted a strategic plan in “early 2009” – but it still hasn’t disclosed anything else about this purported “plan” or the process by which it was allegedly devised. If indeed they have such a plan, we only know that it has not been successful, as evidenced by the Company’s continued underperformance. This is the first that stockholders heard of this secret plan. Would the Company have disclosed anything in the absence of the Wynnefield Group’s efforts? We wonder.

o

Meanwhile, the Company has continued to engage in a variety of micro-acquisitions that merely serve to mask the risks of its steadily declining core infant-toddler products business and dependence on two customers.

o	No value has been created for stockholders by the Company’s actions.

o

For more than five years, we have urged the Company to fully explore and consider a broad range of strategic opportunities to broaden its business and grow stockholder value, including: possible strategic combinations or alliances; acquisitions of competitors or equals; joint ventures with customers, suppliers or strategic partners; or a sale of all or part of the Company’s business to a strategic or financial buyer – to no avail.

Stock Price Underperforms Market Indices and Peers. This Board’s status quo approach has caused the Company’s stock price to substantially underperform its industry peer group and stock indices.

o

Crown Crafts’ share price has declined by 32% (as of July 13, 2010) since reaching its ten-year high of $6.10 on February 6, 2007, almost twice the decline of the Russell 2000 index over that time. And, from January 1, 2009 through July 13, 2010, Crown Crafts has also significantly underperformed its industry peers: nearly 60% worse than Summer Infant, Inc. and more than 43% worse than Kids Brands, Inc. Clearly, this is a Crown Crafts problem, not an industry or market problem.

Lack of Liquidity in Common Stock. The Company’s failure to undertake efforts to broaden its stockholder base in the investment community has squeezed the liquidity out of the Company’s shares, while trapping current investors and discouraging new ones. However, when Chairman/CEO E. Randall Chestnut was unable to sell some of his shares on the open market, the Board authorized the Company to purchase them from him – another example of the management-endorsed Board majority digging deeper into the Company’s financial resources for the benefit of management. Unfortunately, unaffiliated stockholders remained constrained by the illiquid market for the Company’s shares.

As a Crown Crafts stockholder for 14 years, we have had enough. We believe all stockholders deserve Board members who will put stockholders’ interests first, conduct a transparent strategic review process and disclose its results to stockholders – rather than leave them in the dark.

Our Nominees, Jon Biro and Melvin Keating, are committed to creating stockholder value by encouraging the Board to: (i) form a standing Strategic Review Committee; (ii) hire a qualified independent consultant to assist management and the Board in determining a future strategic path; (iii) publicly communicate to its stockholders the nature and extent of its strategic review; and (iv) cause the Company to participate in investor or industry conferences commonly attended by its peers in the infant and toddler products industry.

LAVISH BOARD AND MANAGEMENT PAY AND SEVERANCE PACKAGES INCENTIVIZE
STATUS QUO RATHER THAN CREATING STOCKHOLDER VALUE

The Board’s lavish executive compensation and severance plans fail to align management and the Board with the interests of stockholders. It is apparent to us that the lavish employment contracts and golden parachutes for management approved by this Board demonstrate that Crown Crafts is being run for the benefit of the Board and management, and not stockholders.

Unreasonable Change-in-Control Payments. In our view, the management-endorsed Board majority has approved change-in-control agreements for management that include golden parachute payments and tax gross-ups, among other executive compensation schemes. Further, the Board-approved employment and change-in-control contracts allow the remainder of top management to quit and receive golden parachutes if the CEO leaves. These golden parachute payments could cost the Company approximately $5 million plus the costs of tax gross-ups which together could exceed Crown Crafts’ annual net income. We believe that such payments serve to entrench management by deterring potential suitors from considering a strategic transaction, potentially denying stockholders an important value opportunity.

Lavish Director Compensation. Annual cash retainers paid to non-employee members of the Board were doubled in 2008 even as the Company’s income from operations remained flat. With committee retainers and equity awards, one director received total annual compensation of $104,126 in 2009. This rich compensation encourages the Board simply to continue along the current path – especially given that directors are paid primarily in cash.

o	Board compensation has totaled $1,367,575 for the past three years, while stockholders saw Crown Crafts’ market value decline by $10.6 million (or 22%) from April 2007 to July 13, 2010.

We view these compensation levels as lavish, especially in light of the Company’s small size, stagnant business and flat financial performance – as well as the destruction of stockholder value. The Board is incentivized to approve management’s lavish compensation and severance in return for management’s endorsement of the Board’s compensation – a heavy incentive for both of them to maintain the status quo, rather than pursue the path of greatest stockholder value.

Our Nominees have pledged to accept only 50% of the annual cash retainer currently paid to directors and have pledged to donate any cash compensation the Company may compel them to accept in excess of $20,000 (after payment of taxes) to the American SIDS Institute, a national nonprofit organization dedicated to the prevention of Sudden Infant Death Syndrome.

THE CURRENT BOARD’S POOR GOVERNANCE PRACTICES ENTRENCH ITSELF AT STOCKHOLDERS’ EXPENSE

The management-endorsed Board majority has entrenched management and itself at the expense of stockholders by erecting a “picket fence” of defensive measures.

Staggered Board. The Board has maintained the Company’s practice of staggered board elections, although an increasing number of companies have embraced annual elections for the entire Board as a best practice in corporate governance.

Poison Pill. The management-endorsed Board majority renewed the Company’s “poison pill” in 2009 without stockholder approval, even though that provision was adopted in 2003 purportedly to protect the Company’s ability to carry forward its net operating losses (“NOL’s”) for tax purposes – and even though those NOL’s are no longer available to the Company.

No CEO Succession Plan. Although the SEC has declared poor succession planning a significant business risk, this management-endorsed Board majority still has not fulfilled its responsibility to provide stockholders with either an emergency or non-emergency CEO succession plan – and has failed to identify, develop and promote viable internal candidates. Additionally the Board-approved executive contracts allow the remainder of top management to resign and receive significant severance packages if the CEO leaves. As a result, the Company can suddenly be left without any management leadership. Isn’t this the type of situation stockholders should be able to count on their Board to prevent?

Chairman Serves as CEO. E. Randall Chestnut – one of the Company’s nominees to the Board – simultaneously holds both the positions of CEO and Chairman, a practice not endorsed by leading corporate governance advocates. We believe the Board has engaged in little or no foresight by putting Crown Crafts in a position where, coupled with the Board-approved unreasonable employment and severance contracts, the top three executives (including the CEO and Board Chairman) could exit the Company at once and receive approximately $5 million in severance plus the costs of tax gross-ups which together could exceed Crown Crafts’ annual net income.

Failed to Broaden Investor Base. In our view, the Company’s failure to undertake any effective efforts to broaden its stockholder base or appear at investor conferences attended by its peers and competitors, contributes to the poor liquidity and underperforming price of the Company’s stock, we believe. Crown Crafts’ closest public competitors are each covered by several analysts, which may explain why those companies trade at multiples to EBITDA that far exceed the Company’s. Unfortunately, this Board’s policy appears consistent with poor governance practices, collectively designed to insulate the Board and management from scrutiny by investors and industry analysts who might voice many of the same concerns we have.

Our Nominees, Jon Biro and Melvin Keating, are committed to implementing “best practices” by supporting: (i) the elimination of the staggered Board; (ii) adopting and publicly disclosing emergency and non-emergency CEO succession plans; (iii) termination of the Company’s poison pill; (iv) linking executive compensation to Company performance through the grant of equity-related compensation with appropriate financial targets and vesting schedules in order to better align executive compensation with stockholder interests; (v) splitting the roles of CEO and Chairman; (vi) amending the non-employee director fee structure by reducing the annual cash retainer currently paid to non-employee directors; and (vii) modifying management’s change-in-control agreements to align them with stockholders’ interests.

CROWN CRAFTS FAILS TO ADDRESS SIGNIFICANT BUSINESS RISKS

In our view, the stock’s depressed value reflects investor concern about management’s failure to develop a sound plan addressing the substantial risks facing the Company. Cost-cutting alone doesn’t generate stockholder value – you can’t profitably grow a business simply by cutting costs. The Board must either implement a plan that profitably grows the business or adopt a strategy creating value.

Small Acquisitions Mask Declining Core Business. The Company’s core infant and toddler products business continues to shrink. Over the past three years, Crown Crafts has completed three small tuck-in acquisitions, yet operating income has remained flat. We believe these micro-acquisitions are intended to mask its declining core business.

Dependence on Two Large Customers and Disney Licenses. Crown Crafts is dependent on its two largest customers for approximately 64% of its gross sales and has acknowledged that the loss of either of these customers would result in a material decrease in revenue and operating income. Also, the sale of licensed goods made up more than half of the Company’s gross sales in 2009. The Company’s current infant and toddler licensing agreements with the Disney Company, its largest licensor, are currently scheduled to end in December 2010 and 2011, respectively. Entering the pet industry is not the answer!

CROWN CRAFTS HAS NOT DELIVERED VALUE FOR STOCKHOLDERS –THE NUMBERS DON’T LIE!

Crown Crafts has lagged both the market and its competitors in creating value for all stockholders. We believe there is a clear reason why: the Board and management have little incentive to increase value for stockholders, only to maintain the lucrative status quo primarily for their own material benefit.

Stock Price Underperforms Market Indices and Peers. As noted above, Crown Crafts’ share price has fallen 32% (as of July 13, 2010) since reaching its ten-year high on February 6, 2007. That is nearly twice the decline of the Russell 2000 Index over that time. And from January 1, 2009 through July 13, 2010, the Company’s stock also significantly underperformed its industry peers – nearly 60% worse than Summer Infant, Inc. and over 43% worse than Kids Brands, Inc.

Core Business Is Stagnant. The Company’s core business is stagnant and its approach of using small tuck-in acquisitions to maintain revenue has not delivered stockholder value. Over the past seven years, net income from operations (excluding write-offs of goodwill) has remained virtually flat – from $7.4 million in FY2004 to $8.0 million in FY2009. Apparently, according to company documents the entire increase in FY 2010 (exalted by Mr.Chestnut as a “banner year”), resulted primarily from a reduction in amortization expense, a reduction in expenditures on R&D for new product development and a one-time overhead reduction from a small acquisition.

Management “Dis-Incentive” Plan. Crown Crafts’ stock trades at an EBITDA multiple of 3.5x, compared to a multiple of 9x for Summer Infant and 6.4x for Kid Brands. However, the management-endorsed Board majority approved a new incentive plan that rewards management with approximately 3.7% of the Company if, over the next five years, they merely match the multiple at which its competitors already trade. We do not believe management should be richly rewarded for achieving in the future the average performance of its competitors – which it should have already achieved.

Company’s Decision to Enter Pet Products Industry Is a Smokescreen. The Company has failed to provide any metrics, projections or strategic analysis to justify its recent decision to enter the highly competitive pet products industry – an industry in which it has no experience or expertise – announced only in the wake of the Wynnefield Group’s announced intention to nominate two independent directors to the Company’s Board. According to the Company’s Chairman/CEO, E. Randall Chestnut, the Company’s acquisition of Neat Solutions last year for $4.4 million would increase annual net sales by $4.6 million. Have these sales materialized? Now he is attempting to justify the acquisition of Neat Solutions as the foundation for the Company’s venture into the pet products market. Unfortunately, this appears to be just another smokescreen intended to hide the erosion of the Company’s core business, the Company’s poor financial performance and deteriorating stockholder value, while allowing management and the Board to maintain the status quo – we believe running the Company primarily for their own benefit at the expense of stockholders.

As stockholders in Crown Crafts for the last 14 years, we have had enough. We believe that stockholders deserve Board members who will put the stockholders’ interests first – directors who will conduct a transparent strategic review process and disclose the results to stockholders.

A VOTE FOR WYNNEFIELD GROUP’S INDEPENDENT NOMINEES IS A VOTE FOR STOCKHOLDER VALUE

The issues we have raised are not new. We brought these issues before stockholders in 2007 and again in 2008. For many years, we have tried to work with management and the Board to create stockholder value, but unfortunately the management and its Board members have continued to rebuff our efforts. The management and Board are so comfortable in their entrenched positions — with the overly generous compensation they receive — that they refuse to address the fundamental issue of developing a strategy to increase value for stockholders.

Our Nominees to the Board, two highly-qualified, independent business leaders — Jon C. Biro and Melvin L. Keating — will provide strong voices on behalf of all stockholders. These Nominees are committed to addressing the Company’s failures to create stockholder value. They will work to see that effective strategies are put in place to address Crown Crafts’ business challenges and to improve its governance. They will work to end the Board’s status quo approach that has provided great benefits to the current Board and management, without concomitant benefits to stockholders.

Both Mr. Biro and Mr. Keating have the experience and expertise to work constructively with the Board to swiftly address deficiencies and to ensure that your interests are well-represented on the Board. You can read further about their qualifications in the enclosed proxy statement. There is a clear need for change and we ask that you support the Wynnefield Group’s Nominees to the Board by signing, dating and returning the GOLD proxy card today.

VOTE FOR JON C. BIRO AND MELVIN L. KEATING ON THE GOLD PROXY CARD TODAY.

We urge you to read our proxy materials carefully. If you have any questions or need additional information, please feel free to contact our proxy solicitor Okapi Partners at (877) 285-5990 (Toll-Free) or (212) 297-0720 (Call Collect).

Very truly yours,

Wynnefield Partners Small Cap Value, LP

To elect the Wynnefield Group’s nominees, we urge all stockholders to sign and return the GOLD Proxy whether or not you have already returned a white proxy sent to you by the Company.

The Wynnefield Group urges all stockholders not to sign or return any white proxy sent to you by the Company.

Instead, the Wynnefield Group recommends that you use the GOLD Proxy and vote by mail or if you own your shares through a bank or a broker, you may vote by telephone or Internet.

If you have already returned the white proxy, you can effectively revoke it by voting the GOLD Proxy. Only your latest-dated proxy will be counted.

If you have any questions or need assistance in voting the GOLD Proxy, please contact our proxy solicitor, Okapi Partners, at the toll-free number or email address listed below.

Call Toll-Free: 1-877-285-5990

Or

Email: info@okapipartners.com

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ABOUT THE WYNNEFIELD GROUP

The Wynnefield Group is Crown Crafts’ largest stockholder, holding approximately 17% of the Company’s outstanding common stock. Established in 1992, the Wynnefield Group includes several affiliates of Wynnefield Capital, Inc., a value investor specializing in U.S. small cap situations that have company- or industry-specific catalysts.

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